UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

June 21, 2007

Date of Report (Date of earliest event reported)

The Boeing Company

(Exact Name of Registrant as Specified in Charter)

Delaware	1-442	91-0425694
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

100 N. Riverside, Chicago, IL	60606-1596
(Address of Principal Executive Offices)	(Zip Code)

(312) 544-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 21, 2007, the Board of Directors of The Boeing Company (“Boeing” or the “Company”), upon the recommendation of the Governance, Organization and Nominating Committee, elected retired Marine Corps General James L. Jones, former Supreme Allied Commander Europe, and Commander of the United States European Command, as a new director. General Jones has served as the President and Chief Executive Officer of the Institute for 21st Century Energy, an affiliate of the U.S. Chamber of Commerce, since March 2007. He served as the Supreme Allied Commander Europe, and Commander of the United States European Command from January 2003 to February 2007. Previously, General Jones served as the 32nd Commandant of the United States Marine Corps from July 1999 to January 2003. General Jones will be proposed to shareholders at the 2008 Annual Meeting of Shareholders for election as a director. General Jones will serve on the Audit Committee and the Finance Committee. There was no arrangement or understanding between General Jones and any other persons pursuant to which General Jones was selected as a director, and there are no related person transactions between General Jones and the Company.

General Jones will receive the standard compensation provided to all Boeing nonemployee directors. This compensation consists of a cash retainer fee of $75,000 per year and a grant of retainer stock units equal in number to the number of shares of Boeing stock that could be purchased with an aggregate of $130,000 per year. The Company reimburses nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with their services. The nonemployee director compensation program is described in further detail in the Company’s proxy statement for its 2007 Annual Meeting filed with the Securities and Exchange Commission on March 23, 2007. A copy of the Company’s press release announcing the election of General Jones is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated June 26, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

	By:	/s/ James C. Johnson
James C. Johnson
Vice President, Corporate Secretary and Assistant General Counsel
Dated: June 27, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated June 26, 2007